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                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  -------------------------------
-------                                         WASHINGTON, D.C. 20549                                        OMB APPROVAL
FORM 4                                                                                               OMB NUMBER:  3235-0287
-------                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                       EXPIRES:   SEPTEMBER 30, 1998
                                                                                                     ESTIMATED AVERAGE BURDEN
---   CHECK BOX IF NO LONGER                                                                         HOURS PER RESPONSE..........0.5
---   SUBJECT TO SECTION 16. FORM 4        Filed pursuant to Section 16(a) of the Securities         -------------------------------
      OR FORM 5 OBLIGATIONS MAY            Exchange Act of 1934, Section 17(a) of the Public
      CONTINUE. SEE INSTRUCTION 1(b).    Utility Holding Company Act of 1935 or Section 30(f)
                                                 of the Investment Company Act of 1940
(Print or type responses)


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1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issuer
                                             Precision Optics Corporation, Inc.(POCI)              (Check all applicable)
                                                                                           Director                10% Owner
                                                                                       ---                     ---
Khajurivala      Kumar       M.           -------------------------------------------   X  Officer (give title     Other (specify
----------------------------------------- 3. IRS or Social   4. Statement for          ---            below)   ---    below)
  (Last)        (First)   (Middle)           Security Number    Month/Year             ---------------------------------------------
                                             of Reporting       6/98                   V.P. of Operations
                                             Person          ------------------------  ---------------------------------------------
13 Lincoln Street                            (Voluntary)     5. If Amendment, Date of  7. Individual or Joint/Group Filing (Check
-----------------------------------------                       Original (Month/Year)     Applicable Line)
               (Street)                                                                     X  Form Filed by One Reporting Person
                                                                                           ---
                                                                                               Form Filed by More than One Reporting
Ashburnham         MA         01430                                                        --- Person
----------------------------------------- ------------------------------------------------------------------------------------------
 (City)         (State)       (Zip)              TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of Security              2. Trans-  3. Trans-  4. Securities Acquired (A)or  5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                        action     action     Disposed of (D)               Securities          ship         of In-
                                     Date       Code       (Instr. 3, 4 and 5)           Beneficially        Form:        direct
                                     (Month/    (Instr. 8)                               Owned at            Direct       Bene-
                                     Day/    ---------------------------------------     End of              (D) or       ficial
                                     Year)   Code    V    Amount   (A) or   Price        Month               Indirect     Owner-
                                                                   (D)                   (Instr. 3 and 4)    (I)          ship
                                                                                                             (Instr. 4)   (Instr. 4)
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Common Stock                        6/11/98   S           5,000      D       $2.50           50,000            D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction/4(b)(v).                                   SEC 1474 (7-96)
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FORM 4 (CONTINUED)        TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conver-  3. Trans-  4. Trans-    5. Number of Deriv-     6. Date Exer-      7. Title and Amount of Under-
   Security (Instr. 3)     sion or     action     action       ative Securities Ac-    cisable and Ex-    lying Securities
                           Exercise    Date       Code         quired (A) or Dis-      piration Date      (Instr. 3 and 4)
                           Price of    (Month/    (Instr. 8)   posed of (D)            (Month/Day/
                           Deriv-      Day/                    (Instr. 3, 4 and 5)     Year)
                           ative       Year)
                           Security
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                                                                                    Date     Expira-                 Amount or
                                                Code   V         (A)       (D)      Exer-    tion           Title    Number of
                                                                                    cisable  Date                    Shares
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

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  8. Price  9. Number    10. Owner-   11. Na-
     of        of Deriv-     ship         ture
     Deriv-    ative         Form of      of In-
     ative     Secur-        De-          direct
     Secur-    ities         rivative     Bene-
     ity       Bene-         Secu-        ficial
     (Instr.   ficially      rity:        Own-
     5)        Owned         Direct       ership
               at End of     (D) or       (Instr. 4)
               Month         Indi-
               (Instr. 4)    rect (I)
                             (Instr.4)
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

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Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal          /s/ Kumar M. Khajurivala           7/7/98
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C 78ff(a).               -------------------------------    -------------------
                                                                              **Signature of Reporting Person    Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.       Kumar M. Khajurivala

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                                                                     SEC 1474 (7-96)
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